Exhibit 99.1
COMPANY CONTACT
Chris King
(240) 744-1150
FOR IMMEDIATE RELEASE
THURSDAY, MAY 19, 2011
DIAMONDROCK ACQUIRES THE JW MARRIOTT DENVER FOR $72.6 MILLION
BETHESDA, Maryland, Thursday May 19, 2011 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that it has acquired the 196-room JW Marriott Denver Cherry Creek (the “Hotel”) for a contractual purchase price of $72.6 million. The purchase price represents an 11.5 times multiple of 2012 forecasted EBITDA of $6.3 million and a 7.5% capitalization rate on forecasted 2012 net operating income.
“We are excited to acquire this high quality, newly renovated hotel in Denver. The Hotel, which opened new in 2004, is consistently the market leader among its competitive set and is well-positioned to continue capturing high-end demand. Denver has long been one of our target markets, in part because of its superior RevPAR growth rates over the past 25 years and excellent growth prospects. With luxury finishes and a 2011 RevPAR of $165, this acquisition enhances the overall quality of the DiamondRock portfolio,” stated Mark W. Brugger, Chief Executive Officer of DiamondRock Hospitality Company.
The Denver market has been one of the top five lodging markets measured by RevPAR growth since 1987 (the first year Smith Travel began keeping records), substantially outpacing markets such as San Francisco, San Diego, and Seattle. The Hotel is located in the heart of Cherry Creek, Denver’s most upscale and affluent in-town neighborhood, adjacent to the 160,000 square foot headquarters of Janus Capital, and walking distance to the high-end Cherry Creek Mall. The Hotel benefits from Denver’s 2.2 million square foot convention center, 25 million square feet of downtown office space, and is close to the University of Denver and other local demand generators. Earlier this year the Hotel completed a $5 million renovation of its 196 guestrooms, which all feature four-fixture marble bathrooms, as well as the Hotel’s 8,400 square feet of meeting space and a new state-of-the-art Fitness Center. The Hotel is the only Denver property to be featured on Conde Nast Traveler’s 2011 Gold List and is home to the acclaimed Second Home Kitchen + Bar, named “Denver’s Best American Restaurant” by Westword in 2010.
The Company entered into both a new franchise agreement with Marriott International and a new management agreement with the current manager, Sage Hospitality. “We believe this deal represents a winning formula: a powerful brand combined with the operating prowess of Sage Hospitality. Sage Hospitality is a top tier independent manager with a proven track record of delivering market leading results at the Hotel. They are well-respected within the industry and excel at maximizing profitability — particularly of food and beverage operations,” stated John L. Williams, President and Chief Operating Officer of DiamondRock Hospitality Company.

The Company funded the acquisition of the Hotel with existing corporate cash and the assumption of a $42 million mortgage secured by the Hotel. The loan bears an annual fixed interest rate equal to 6.47% and matures on July 1, 2015.
The Company expects to incur approximately $750,000 of acquisition costs that will be expensed as incurred.
About the Companies
DiamondRock Hospitality Company
DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. Upon completion of the acquisition of the JW Marriott Denver Cherry Creek and the previously announced Radisson Lexington Hotel New York, the Company will own 25 premium hotels with approximately 11,700 rooms and holds the senior mortgage loan on another premium hotel. The Company’s hotels are generally operated under globally recognized brands such as Hilton, Marriott, Westin and Renaissance. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.
Sage Hospitality
Founded in 1984, Sage Hospitality has strategically grown into one of the largest privately held hotel management and ownership companies in the nation operating a variety of large, full-service hotels as well as extended stay and select-service properties. Sage Hospitality’s comprehensive portfolio includes major international brands such as Marriott, Sheraton, Renaissance, and Westin, and as well as independent boutique hotels. Sage Hospitality has further differentiated with the creation of the Sage Restaurant Group, which has created and is managing 10 unique restaurant concepts including the acclaimed Mercat a la Planxa in Chicago. For more information, please visit www.sagehospitality.com.
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions including an economic downturn in Denver, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the Company’s indebtedness; relationships with property managers; the ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; and the ability to achieve the returns that the Company expects from the JW Marriott Denver Cherry Creek. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Reconciliation of Estimated Net Income to Estimated EBITDA
and Estimated Net Operating Income ($000s)

	2011 Period	2010	2011	2012
	of Ownership	Full Year	Full Year	Full Year
Estimated Net Income (Loss)	$292	$(456)	$(200)	$840
Income Tax Expense	58	81	85	105
Depreciation Expense	1,560	2,675	2,675	2,675
Interest Expense	1,590	2,800	2,740	2,680

Estimated EBITDA	$3,500	$5,100	$5,300	$6,300
Escrow Contributions	(460)	(750)	(760)	(850)

Estimated Net Operating Income	$3,040	$4,350	$4,540	$5,450

It should be noted that the 2011 results were impacted by the renovation of the Hotel during the 2011 first quarter. Partially as a result of renovation disruption, the Hotel’s RevPAR declined 2.1% in the first calendar quarter of 2011 compared to a 10.8% increase for the Denver market.
EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with GAAP. We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, income taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotels are recorded at historical cost at the time of acquisition and are depreciated on a straight-line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.